Exhibit 99.3

FOR IMMEDIATE RELEASE

IMBRUVICA® (ibrutinib) in Combination with Rituximab Data Shows Positive Benefit-Risk Profile in Hematologic Malignancy

•	Note: This press release corresponds to abstracts 627 and 1998.

SAN FRANCISCO, CA, December 8, 2014 – New IMBRUVICA® (ibrutinib) Phase II data announced by Pharmacyclics, Inc. (NASDAQ: PCYC) today demonstrates its potential utility as a combination therapy when used with rituximab. Data suggest that the overall efficacy and safety profile of IMBRUVICA is well tolerated when combined with rituximab in patients with relapsed or refractory mantle cell lymphoma (MCL).

IMBRUVICA combination therapy resulted in an 88% overall response rate (ORR) in MCL patients with a complete response rate (CR) of 40%. These results were presented here at the 56th American Society of Hematology (ASH) Annual Meeting. IMBRUVICA is jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

“The positive outcomes seen with IMBRUVICA in combination with rituximab reinforce our decision to pursue its full potential as a single-agent and in combination with other therapies, and underscores the potential IMBRUVICA may offer to patients living with hematologic malignancies,” said Danelle James, M.D., M.S., Vice President, Clinical Development, Pharmacyclics. “We are committed to continuing to investigate IMBRUVICA to find the most appropriate options for patients.”

Abstract 627: Ibrutinib and Rituximab are an Efficacious and Safe Combination in relapsed Mantle Cell Lymphoma: Preliminary Results from a Phase II Clinical Trial
IMBRUVICA was combined with rituximab in a single-center, Phase II trial in 50 relapsed/refractory MCL patients. After a median follow-up of 11 months (range 4-16 months). In 34 evaluable patients with lower levels (< 50) of the Ki-67 protein, a known marker associated with cell growth, the ORR was 100% (56% CRs and 44% partial responses [PRs]). In 12 evaluable patients with higher Ki-67 (≥ 50%) protein levels, the ORR was 50% (8% CRs, 42% PRs).

“IMBRUVICA combination findings demonstrated the potential impact the therapy may have beyond its current use as a single agent, and it may be an important option for certain patients who previously have been more difficult to treat,” said Michael Wang, M.D., from the Department of Lymphoma/Myeloma at The University of Texas MD Anderson Cancer Center, Houston, TX, who discussed these findings in an oral presentation today.†

The median duration of response (DOR) and progression-free survival (PFS) have not yet been reached.

Ten patients discontinued treatment during the study due to progressive MCL, all of whom had Ki67 levels greater than 60% (range 50-100%). There were no deaths due to toxicity. Grade 1 hematologic toxicity events included anemia (30%) and thrombocytopenia (25%). The most common treatment-emergent, non-hematologic adverse events (occurring in > 15% of patients treated with IMBRUVICA plus rituximab) included fatigue, diarrhea, myalgia and dyspnea. This combination has been well tolerated.

Abstract 1998: Addition of Rituximab Abrogates Ibrutinib-Induced Lymphocytosis and Promotes More Rapid Decrease in Absolute Lymphocyte Counts in Patients with Relapsed Chronic Lymphocytic Leukemia
Additionally, data from a multi-center, Phase Ib/II trial also suggest that when IMBRUVICA and rituximab are combined in patients with relapsed CLL, short-term lymphocytosis, which sometimes is associated with IMBRUVICA treatment, decreased and patients experienced faster clearing of leukemia cells from the bloodstream versus patients who received IMBRUVICA alone. These data were presented in a poster presentation on Saturday, December 6th by Ekaterina Kim, M.S. from The University of Texas MD Anderson Cancer Center.

The median absolute lymphocyte count (ALC) during pre-treatment was similar in the IMBRUVICA single-agent and combination treatment arms (25 and 27.6 K/µl, respectively). In the IMBRUVICA single-agent arm, ALC levels rose immediately after treatment was started and began to stabilize. After four months of follow-up, patients in the combination therapy arm experienced a more rapid decrease in ALC levels, suggesting the combination decreased lymphocytosis over this period. Plasma levels of chemokines CCL3 and CCL4 are known to reflect the activation status of CLL cells. Concentration of both chemokines was significantly reduced after a week of treatment in both arms. Further analysis of the CCL3 and CCL4 patterns is still in progress.

No additional safety findings were reported.

Additional data on the combination of IMBRUVICA and rituximab previously were presented at the German Society for Haematology and Medical Oncology annual meeting in October 2014 and published in The Lancet Oncology in August 2014.

About IMBRUVICA
IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton's tyrosine kinase (BTK).1 BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells.1,2 IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.1

IMBRUVICA is approved for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, and for the treatment of CLL patients with del 17p,1 a genetic mutation that occurs when part of chromosome 17 has been lost.

IMBRUVICA is also approved for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.1

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers including: chronic lymphocytic leukemia (CLL); small lymphocytic lymphoma (SLL); mantle cell lymphoma (MCL); Waldenström's macroglobulinemia (WM); diffuse large B-cell lymphoma (DLBCL); follicular lymphoma (FL); marginal zone lymphoma (MZL); multiple myeloma (MM); and other B-cell malignancies. Over 4,600 patients have been treated in clinical trials of IMBRUVICA conducted in 35 countries by more than 800 investigators. Currently, 13 Phase III trials have been initiated with IMBRUVICA and 55 trials are registered on www.clinicaltrials.gov. The overall clinical development program covers all lines of therapy and various combinations of treatments.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations.

INDICATIONS
IMBRUVICA is indicated to treat people with:

•	Chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.
•	Chronic lymphocytic leukemia (CLL) with 17p deletion (a genetic mutation that occurs when part of chromosome 17 has been lost).
•	Mantle cell lymphoma (MCL) who have received at least one prior therapy
o
Accelerated approval was granted for this indication based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

Patients taking IMBRUVICA for CLL should take 420 mg taken orally once daily (or three 140 mg capsules once daily).

Patients taking IMBRUVICA for MCL should take 560 mg taken orally once daily (or four 140 mg capsules once daily).

Capsules should be taken orally with a glass of water. Capsules should be taken whole. Do not open, break, split or chew the capsules.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Grade 3 or higher bleeding events (subdural hematoma, gastrointestinal bleeding, hematuria, and post-procedural hemorrhage) have occurred in up to 6% of patients. Bleeding events of any grade, including bruising and petechiae, occurred in approximately half of patients treated with IMBRUVICA.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. Twenty-five % of patients with MCL and 26% of patients with CLL had Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE).

Cytopenias - Treatment-emergent Grade 3 or 4 cytopenias including neutropenia (23 to 29%), thrombocytopenia (5 to 17%), and anemia (0 to 9%) occurred in patients treated with IMBRUVICA.

Atrial Fibrillation - Atrial fibrillation and atrial flutter (6 to 9%) have occurred in patients treated with IMBRUVICA, particularly in patients with cardiac risk factors, acute infections, and a previous history of atrial fibrillation.

Second Primary Malignancies - Other malignancies (5 to 10%) including carcinomas (1 to 3%) have occurred in patients treated with IMBRUVICA. The most frequent second primary malignancy was non-melanoma skin cancer (4 to 8%).

Embryo-Fetal Toxicity - Based on animal studies, IMBRUVICA may cause fetal harm when administered to a pregnant woman. Women should be advised to avoid becoming pregnant while taking IMBRUVICA.

The most common adverse reactions include thrombocytopenia, diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite.

In MCL, fatal and serious cases of renal failure have occurred. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients.

For additional important safety information, please see Full Prescribing Information at http://www.imbruvica.com/downloads/Prescribing_Information.pdf.

Patient Access to IMBRUVICA
Patients who are prescribed IMBRUVICA can receive access support through a variety of programs:

•	The YOU&i Start™ program enables eligible patients who are experiencing insurance coverage delays to access free product for a limited time.
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The YOU&i Access™ Instant Savings Program helps commercially insured, eligible patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $10 per month.

•	The YOU&i Access Service Center assists patients with all access-related administration issues.
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The Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent, non-profit organization to which Pharmacyclics makes donations, allows patients who are deemed uninsured and eligible, and who qualify based on financial need, access to IMBRUVICA.

For more information about these comprehensive patient access programs, call or visit 1-877-877-3536 or www.IMBRUVICA.com.

About Pharmacyclics
Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs and  to identify and control promising product candidates based on exceptional scientific development and administrative expertise, develop its products in a rapid, cost-efficient manner, and pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, visit www.pharmacyclics.com. Follow our Twitter feed @pharmacyclics at http://twitter.com/pharmacyclics.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

†Disclaimer: Dr. Wang serves as national principal investigator of this Pharmacyclics-sponsored clinical study. He has served as an unpaid advisor to both Pharmacyclics and Janssen in developing the compound ibrutinib. Dr. Wang does not have a financial interest in either company.

Contacts:
Media Erica Jefferson Phone: 408-990-7313 Samina Bari Phone: 408-215-3169	Investors Ramses Erdtmann Phone: 408-215-3325	Physicians U.S. Medical Information 877-877-3536

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.
SOURCE Pharmacyclics, Inc.

1 IMBRUVICA Prescribing Information, July 2014.
2 Genetics Home Reference. Isolated growth hormone deficiency. Available from: http://ghr.nlm.nih.gov/condition/isolated-growth-hormone-deficiency. Accessed November 2014.